Exhibit (a)(1)(E)

Confirmation E-mail to Eligible Employees who Elect to Participate in the Offer to Exchange
Certain Outstanding Options for New Options

AltiGen Communications, Inc. (“AltiGen” or the “Company”) has received your election form by which you elected to have some or all of your outstanding eligible options (those options with an exercise price greater than $1.28 per share, that were granted under the Company’s 1999 Stock Plan or 1994 Stock Option Plan before August 5, 2008, and remain outstanding through the cancellation date of such options under the offer) cancelled in exchange for new options, subject to the terms and conditions of the offer to exchange certain outstanding options for new options (referred to as the “Offer”).

If you change your mind, you may withdraw your election as to some or all of your eligible options by submitting a properly completed and signed withdrawal form. A properly completed and signed withdrawal form must be delivered by facsimile or hand delivery on or before 9:00 p.m., Pacific Time, on the Offer’s expiration date, currently expected to be September 1, 2009, to:

HR Department
Attention: Tamika Massey-Evans
AltiGen Communications, Inc.
410 East Plumeria Drive
San Jose, CA 95134
Fax: (408) 597-9021

You also may elect to include additional eligible options in the Offer by submitting a new election form that lists all the eligible options you wish to have included in the Offer. Only responses that are properly completed, signed and actually received by the Company’s HR Department by facsimile or hand delivery by the deadline will be accepted. Responses submitted by any other means, including e-mail, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form we receive before the Expiration Date. If you have questions, please direct them to Tamika Massey-Evans or Carolyn David by phone at (408) 597-9067 or (408) 597-9033, or by e-mail at benefits@altigen.com.

Please note that our receipt of your election form is not by itself an acceptance of the eligible options for exchange. For purposes of the Offer, AltiGen will be deemed to have accepted eligible options for exchange that are validly tendered and not properly withdrawn as of when AltiGen gives oral or written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication. AltiGen’s formal acceptance of the properly tendered eligible options is expected to take place shortly after the end of the Offer period.

This notice does not constitute the Offer. The full terms of the Offer are described in (1) the Offer to Exchange Certain Outstanding Options for New Options; (2) the memorandum from Philip McDermott, our Chief Financial Officer, dated August 5, 2009; (3) the election form, together with its associated instructions; and (4) the withdrawal form, together with its associated instructions. You may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov or by contacting Tamika Massey-Evans or Carolyn David by phone at (408) 597-9067 or (408) 597-9033, by e-mail at benefits@altigen.com, or by mail to either of their attention at AltiGen Communications, Inc., 410 East Plumeria Drive, San Jose, CA 95134.

Confirmation E-mail to Eligible Employees who Withdraw their Options from the Offer to Exchange
Certain Outstanding Options for New Options

AltiGen Communications, Inc. (“AltiGen” or the “Company”) has received your withdrawal form by which you rejected AltiGen’s offer to exchange some or all of your outstanding eligible options for new options (the “Offer”). Please note that eligible options you did not elect to withdraw, if any, on your withdrawal form remain elected for exchange in accordance with the election form previously submitted by you.

If you change your mind and decide that you would like to participate in this Offer with respect to some or all of your withdrawn options or other eligible options not subject to a current election, you must deliver a new, properly completed election form by facsimile or hand delivery on or before 9:00 p.m., Pacific Time, on the Offer’s expiration date, currently expected to be September 1, 2009, to:

HR Department
Attention: Tamika Massey-Evans
AltiGen Communications, Inc.
410 East Plumeria Drive
San Jose, CA 95134
Fax: (408) 597-9021

If you submit a new election form, any previously submitted election form will be disregarded, so your new election form must list all eligible options you wish to exchange. Only responses that are complete and actually received by the Company’s HR Department by the deadline will be accepted. Responses submitted by any other means, including e-mail, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form we receive before the Expiration Date. If you have questions, please direct them to Tamika Massey-Evans or Carolyn David by phone at (408) 597-9067 or (408) 597-9033, by e-mail at benefits@altigen.com, or by mail to either of their attention at AltiGen Communications, Inc., 410 East Plumeria Drive, San Jose, CA 95134.

This notice does not constitute the Offer. The full terms of the Offer are described in (1) the Offer to Exchange Certain Outstanding Options for New Options; (2) the memorandum from Philip McDermott, our Chief Financial Officer, dated August 5, 2009; (3) the election form, together with its associated instructions; and (4) the withdrawal form, together with its associated instructions. You may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov or by contacting Tamika Massey-Evans or Carolyn David by phone at (408) 597-9067 or (408) 597-9033, by e-mail at benefits@altigen.com, or by mail to either of their attention at AltiGen Communications, Inc., 410 East Plumeria Drive, San Jose, CA 95134.